                                                                   EXHIBIT 10.16


                                 LOAN AGREEMENT


        This Agreement, dated as of January 25, 1996, is entered into among Alternative Living Services, Inc., a Delaware corporation ("Borrower"), and RDV Capital Management L.P., a Delaware limited partnership ("Lender").


                              W I T N E S S E T H:

        WHEREAS, Borrower has requested that Lender make loans to Borrower in an aggregate amount not to exceed the amount set forth as the Aggregate Amount on Schedule 1 hereto, to be utilized by Borrower in connection with the acquisition (the "Stock Acquisition") by Borrower of 100% of the issued and outstanding capital stock (the "HRS Stock") of Heartland Retirement Services, Inc., a Wisconsin corporation ("HRS"); and

        WHEREAS, Lender is willing to make the loans to Borrower for such purposes, on such terms and subject to the conditions set forth below;

        NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the parties hereto agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

        In addition to the terms defined elsewhere in this Agreement, the following terms shall have the meanings indicated for purposes of this Agreement (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

        "Agreement" shall mean this Loan Agreement.

        "Borrower" shall mean Alternative Living Services, Inc., a Delaware corporation.

        "Business Day" shall mean a day on which national banks are open for the transaction of business required for this Agreement in Grand Rapids, Michigan.

        "Capitalized Lease" shall mean any lease which is or should be capitalized on the balance sheet of the lessee in accordance with GAAP.

        "Closing" shall mean the consummation of the Stock Acquisition and the other transactions contemplated by the Stock Purchase Agreement among HRS, the shareholders of HRS and Borrower (the "Stock Purchase Agreement").

        "Closing Date" shall mean the date of the Closing.

        "Event of Default" shall mean any of the events specified in Section
7.1 hereof, provided that any requirement for notice or passage of time has been satisfied.

        "GAAP" shall mean generally accepted accounting principles, as in effect from time to time, consistently applied.

        "HRS Indebtedness" shall mean any Indebtedness of HRS and/or any of its Subsidiaries.

        "Indebtedness" of any Person shall mean, without duplication, (i) any obligation of such Person for borrowed money, including, without limitation,
(a) any obligation of such Person evidenced by bonds, debentures, notes or other similar debt instruments and (b) any obligation for borrowed money which is non-recourse to the credit of such Person, but which is secured by a Lien on any asset of such Person; provided, that for purposes of this subsection
(i)(b), the amount of such obligation shall not be deemed to exceed the fair market value of such Lien; (ii) any obligation of such Person on account of deposits or advances; (iii) any obligation of such Person for the deferred purchase price of any property or services, except accounts payable arising in the ordinary course of such Person's business; (iv) any obligation of such Person as lessee under a Capitalized Lease; and (v) any guaranty of such Person with respect to any obligation of another Person of the types describes in the foregoing subsections (i) through (iv).

        "Lender" shall mean RDV Capital Management L.P., a Delaware limited partnership.

        "Lien" shall mean, with respect to any property, any security deed, mortgage, deed to secure debt, deed of trust, lien, pledge, assignment, charge, security interest, title retention agreement, levy, execution, seizure, attachment, garnishment or other encumbrance of any kind in respect of such property.

        "Loan Documents" shall mean the Notes and the Stock Pledge Agreement.

        "Material Adverse Effect" shall mean any act, omission or undertaking which would, singly or in the aggregate, have (or reasonably be expected to have) a material adverse effect upon the business, assets, liabilities, financial condition or results of operations of a Person and its Subsidiaries, taken as a whole.
        "Net Income" shall mean, as applied to any Person for any fiscal period, the aggregate amount of net income (or net loss) of such Person, after taxes, for such period as determined in accordance with GAAP.

        "Person" shall mean an individual, corporation, limited liability company, partnership, trust or unincorporated organization, or a government or any agency or political subdivision thereof.

        "Stock Purchase Agreement" shall have the meaning set forth in the definition of Closing.

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        "Subsidiary" of any Person (the "Parent") shall mean any other Person of which or in which the Parent owns, directly or indirectly, 50% or more of
(i) the combined voting power of all classes of stock having general voting power, if it is a corporation, (ii) the capital interest or profits interest of such Person, if it is a partnership, limited liability company, joint venture or similar entity, or (iii) the beneficial interest of such Person, if it is a trust, association or other incorporated organization.

        "Taxes" shall mean, with respect to any Person, taxes, assessments or other governmental charges or levies imposed upon such Person, its income or any of its properties or assets.

        "Unmatured Event of Default" shall mean any event or condition which, with the lapse of time or giving of notice to Borrower contemplated hereby, would constitute an Event of Default.

                                   ARTICLE II
                 COMMITMENT TO LEND, BORROWING PROCEDURES, ETC.

Section 2.1   Tranche A Loan

        (a) Amount. Lender agrees, upon the terms and conditions hereinafter set forth, to make a loan to Borrower in the principal amount up to the amount set forth as the Tranche A Amount on Schedule 1 hereto (said loan being hereinafter referred to as the "Tranche A Loan").

        (b) Promissory Note. The obligations of Borrower to repay the Tranche A Loan shall be evidenced by Borrower's promissory note in the form attached hereto as Exhibit A, dated the Closing Date and payable to the order of Lender for the principal sum of the Tranche A Loan Amount with interest as therein and herein provided (said promissory note being referred to herein as the "Tranche A Note").

        (c) Payments. Unless payment of the Tranche A Loan is accelerated upon occurrence of an Event of Default pursuant to Section 7.2 hereof, the principal amount of the Tranche A Loan shall be due and payable on the second anniversary of the Closing Date (the "Maturity Date") and interest shall be due and payable, at the rates set forth below, monthly in arrears (through and including the date immediately preceding the payment date) on the 15th day of each calendar month commencing with the month following the month in which the Closing Date shall occur, with a final interest payment due when the principal amount of the Tranche A Loan is paid in full.

        (d) Interest Rate. The Tranche A Loan shall bear interest, during the period from and including the Closing Date to (but not including) the date the Tranche A Loan is paid in full, at the per annum rates set forth below:



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
                                                                                           9%
              (i)     from the Closing Date to the day immediately before the six month anniversary of the Closing Date:

              (ii)    from the six month anniversary of the Closing Date until             10.5%
                      the day immediately before the twelve month anniversary of the Closing Date:

              (iii)   from the twelve month anniversary of the Closing Date until          12.5%
                      the day immediately before the fifteen month anniversary of the Closing Date:

              (iv)    from the fifteen month anniversary of the Closing Date               14.5%
                      until the day immediately before the eighteen month
                      anniversary of the Closing Date:

              (v)     from the eighteen month anniversary of the Closing Date              16.5%
                      until the day immediately before the twenty-one month
                      anniversary of the Closing Date:

              (vi)    from the twenty-one month anniversary of the Closing Date            18.5%
                      and thereafter:

Section 2.2   Tranche B Loan.

        (a) Amount. Lender agrees, upon the terms and conditions hereinafter set forth, to make a loan to Borrower in the principal amount up to the amount set forth as the Tranche B Amount on Schedule 1 hereto (said loan being hereinafter referred to individually as the "Tranche B Loan" and, collectively with the Tranche A Loan, the "Loan").

        (b) Promissory Note. The obligations of Borrower to repay the Tranche B Loan shall be evidenced by Borrower's promissory note in the form attached hereto as Exhibit B, dated the Closing Date and payable to the order of Lender for the principal sum of the Tranche B Loan Amount (as hereinafter defined) with interest as therein and herein provided (said promissory note being referred to herein individually as the "Tranche B Note" and, collectively with the Tranche A Note, as the "Notes").

        (c) Payments. Unless payment of the Tranche B Loan is accelerated upon occurrence of an Event of Default pursuant to Section 7.2 hereof, the principal amount of the Tranche B Loan shall be due and payable on the Maturity Date and interest shall be due and payable, at the rates set forth below, monthly in arrears (through and including the date immediately preceding the payment date) on the 15th day of each calendar month commencing with the month following the month in which the Closing Date shall occur, with a final interest payment due when the principal amount of the Tranche B Loan is paid in full.


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        (d)   Interest Rates. The Tranche B Loan shall bear interest during the period from and including the Closing Date to (but not including) the date the Tranche B Loan is paid in full, at the per annum rates set forth below:

              (i)     from the Closing Date to the day immediately before the one
                      year anniversary of the Closing Date:                                9%

              (ii)    from the one year anniversary of the Closing Date until the          11%
                      day immediately before the fifteen month anniversary of the
                      Closing Date:

              (iii)   from the fifteen month anniversary of the Closing Date               13%
                      until the day immediately before the eighteen month
                      anniversary of the Closing Date:

              (iv)    from the eighteen month anniversary of the Closing Date              15%
                      until the day immediately before the twenty-one month
                      anniversary of the Closing Date:

              (v)     from the twenty-one month anniversary of the Closing Date            17%
                      and thereafter:

Section 2.3   Manner of Borrowing and Disbursement; Commitment Term.

        (a) Borrower shall notify Lender (the "Notice") no less than two Business Days prior to the Closing, of the amount that Borrower intends to borrow pursuant to the Tranche A Loan and the Tranche B Loan, respectively (collectively the "Loan Amount" and separately the "Tranche A Amount" and the "Tranche B Amount", respectively). The Notice shall also set forth the scheduled time, place and date of the Closing, and shall provide Lender with instructions as to the bank account(s) to which the Loan Amount is to be disbursed at Closing. On the Closing Date, the Lender shall, subject to the satisfaction of the conditions set forth in Article III of this Agreement, disburse the Loan Amount by transferring the Loan Amount by wire transfer pursuant to Borrower's instructions.

        (b) Lender's commitment and obligation to make the Loan pursuant to the terms and conditions of this Agreement shall expire on February 15, 1996 if, on or prior to such date, Borrower has not given the Notice and borrowed the Loan Amount in accordance with the terms of this Agreement.



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Section 2.4   Prepayment.

        The principal amount of the Tranche A Loan and the Tranche B Loan may be repaid or prepaid in full or in part at any time prior to the Maturity Date, without premium or penalty.

Section 2.5   Manner of Payment.

        (a) Each payment (including prepayments) by Borrower on account of the principal or interest on the Tranche A Loan or the Tranche B Loan shall be made on the dates specified for payment under this Agreement to the Lender in lawful money of the United States of America in immediately available funds. Any prepayment by Borrower shall set forth in writing whether the payment is a prepayment of principal under the Tranche A Loan or the Tranche B Loan.

        (b) If any payment under this Agreement shall be specified to be made upon a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day, and such extension of time shall in such case be included in computing interest, if any, in connection with such payment.

        (c) If some or less than all amounts due from Borrower are received by Lender, Lender shall distribute such amounts in the following order of priority: (i) to the payment of all amounts then due and payable under this Agreement other than interest or principal; (ii) to the payment of interest then due and payable on the Tranche A loan; (iii) to the payment of interest then due and payable on the Tranche B Loan; (iv) to the repayment or prepayment of the principal balance of the Tranche A Loan; and (v) to the repayment or prepayment of the principal balance of the Tranche B Loan.

Section 2.6   Basis of Calculation of Interest.

        All interest payable hereunder shall be calculated on the basis of the 360/365 method, which computes a daily amount of interest for a hypothetical year of 360 days, then multiplies such amount by the actual number of days elapsed in an interest calculation period.

Section 2.7   Use of Proceeds of Loan.

        Borrower hereby represents, warrants and covenants to and with the Lender that all proceeds of the Loan will be applied either (i) to pay fees set forth in Section 2.8 hereof or (ii) to satisfy Borrower's obligations arising in connection with the Stock Acquisition. Borrower hereby covenants that the proceeds of the Tranche A Loan shall be reflected in the accounting records of Borrower and HRS as a contribution by Borrower to the capital of HRS and shall be promptly applied by HRS to pay off certain indebtedness as set forth in the Stock Purchase Agreement.


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

Section 2.8   Loan Fees.

        Borrower agrees to pay to RDV Corporation, a Michigan corporation ("RDVC"), a fee equal to three (3%) percent of the Loan Amount. Borrower and Lender acknowledge that Lender may deduct on RDVC's behalf such fees from the Tranche B Loan prior to distributing the proceeds of the Tranche B Loan on the Closing Date. Borrower also agrees to reimburse Lender for the reasonable attorneys' fees and expenses of Lender's counsel, Hecht & Lentz, incurred in connection with the making of the Loan.

Section 2.9   Stock Pledge.

        Borrower and Lender shall enter into a stock pledge agreement at Closing substantially in the form of Exhibit C hereto (the "Stock Pledge Agreement"), pursuant to which Borrower shall pledge to Lender the HRS Stock as security for Borrower's obligations hereunder.

Section 2.10  Maximum Interest Rate.

        In no event shall the amount of interest due or payable hereunder exceed the maximum rate of interest allowed by applicable law, and in the event that any such payment is inadvertently paid by Borrower or inadvertently received by Lender, then such excess sum shall be credited as a payment of principal, unless Borrower shall notify Lender, in writing, that Borrower elects to have such excess sum returned to it forthwith. It is the express intent hereof that Borrower not pay, and that Lender not receive, directly or indirectly, in any manner whatsoever, interest in excess of that which would lawfully be paid by Borrower under applicable law.


                                  ARTICLE III
                        CONDITIONS PRECEDENT TO THE LOAN

        The obligation of Lender to make the Loan on the Closing Date shall be subject to the fulfillment at or prior to the Closing of the following conditions:

Section 3.1   Notice.

        Lender shall have received the Notice in accordance with Section 2.3 hereof.

Section 3.2   Stock Purchase Agreement.

        Borrower shall have delivered to Lender a true, correct and complete copy of the Stock Purchase Agreement, together with all schedules and exhibits thereto.



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


Section 3.3   Stock Acquisition.

        The Stock Acquisition shall become effective simultaneously with or shall have become effective immediately prior to the making of the Loan.

Section 3.4   The Notes.

        Borrower shall have delivered to Lender the Notes duly executed and dated as of the Closing Date.

Section 3.5   Stock Pledge Agreement.

        Borrower shall have delivered to Lender the Stock Pledge Agreement duly executed and dated as of the Closing Date and shall have delivered to Lender in accordance therewith stock certificate(s) representing all of the HRS Stock. The HRS Stock shall be fully paid and nonassessable and shall be free and clear of all Liens, claims and encumbrances other than Liens, claims and encumbrances arising out of this Agreement and the Loan Documents.

Section 3.6   Default.

        No Event of Default or Unmatured Event of Default shall have occurred and be continuing as of the Closing Date.

Section 3.7   Representations and Warranties.

        The representations and warranties in Article IV hereof shall be true and correct as though made on the Closing Date.

Section 3.8   Certification.

        Borrower shall have delivered to Lender a Certificate of Borrower, dated as of the Closing Date, executed by the President of Borrower on behalf of Borrower, certifying to the fulfillment of the conditions set forth in Sections 3.6, 3.7 and 3.9 hereof.

Section 3.9   Material Adverse Change.

        Subsequent to the date of this Agreement, there shall not have occurred and be continuing as of the Closing Date any material adverse change in the business, operations or financial condition of Borrower.

Section 3.10  Destruction of Property.

        Subsequent to the date of this Agreement, neither Borrower nor HRS has experienced any damage, destruction or loss (whether or not covered by insurance) to any of their respective properties which damage, destruction or loss would have a Material Adverse Effect on Borrower or HRS, respectively.

Section 3.11  Legal Opinion.

        Lender shall have received from Rogers & Hardin, counsel to Borrower, an opinion, dated as of the Closing Date, in a form reasonably satisfactory to Lender.


                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES

Section 4.1   Representations and Warranties.

        Borrower hereby represents and warrants that:

        (a) Organization; Power; Qualification. Borrower and its Subsidiaries are corporations duly organized, validly existing and in good standing under the laws of the states of their respective incorporation, have the power and authority, corporate and otherwise, to own or lease and operate their respective properties and to carry on their respective businesses as now being and hereafter proposed to be conducted and are duly qualified and have good standing as foreign corporations, and are authorized to do business, in each jurisdiction in which the character of their respective properties or the nature of their respective businesses requires such qualification or authorization, and on which failure to so qualify would have a Material Adverse Effect on Borrower or HRS.

        (b) Execution and Enforceability. This Agreement has been duly executed and delivered by Borrower, and is, and each of the Loan Documents to which Borrower is a party is, a legal, valid and binding obligation of Borrower, enforceable in accordance with its terms, subject, as to enforcement of remedies, to the following qualifications: (i) an order of specific performance and an injunction are discretionary remedies, and in particular, may not be available where damages are considered an adequate remedy at law, and (ii) may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other similar laws effecting enforcement of creditors' rights generally (insofar as any such law relates to the bankruptcy, insolvency or similar event of the Borrower).

        (c) Authorization. Borrower is duly authorized to execute, deliver and perform its respective obligations under this Agreement and the Loan Documents. The execution, delivery and performance by Borrower of this Agreement and the Loan Documents do not and will not require any consent or approval of any governmental agency or authority.

        (d) No Conflicts. The execution, delivery and performance by the Borrower of this Agreement and the Loan Documents do not and will not conflict with: (i) any provision of law, (ii) the certificate of incorporation or bylaws of Borrower, (iii) any material agreement binding upon Borrower, or (iv) any court or administrative order or decree applicable to

Borrower and, except as set forth in Section 2.9, do not and will not require, or result in, the creation or imposition of any Lien on any asset of Borrower.

        (e) No Default. Borrower and its Subsidiaries are not in default under any agreement or instrument to which they are a party or by which any of their respective properties or assets is bound or affected, which default would have a Material Adverse Effect on Borrower or HRS. No Event of Default or Unmatured Event of Default has occurred and is continuing.

        (f) Financial Statements. Borrower has furnished, or caused to be furnished, to Lender the consolidated financial statements of Borrower as of and for the periods ended November 30, 1995 which are correct and complete in all material respects and present fairly in accordance with GAAP the financial position and the results of the operations of Borrower and its Subsidiaries (except for the absence or condensing of certain statements, information and footnote disclosure normally included in financial statements prepared in accordance with GAAP). Except as disclosed in such financial statements, neither Borrower nor any of its Subsidiaries have any material liabilities, contingent or otherwise, and there are no material unrealized or anticipated losses by Borrower or any of its Subsidiaries (other than the charge to earnings that will be recorded if the Borrower elects to write off capitalized pre-opening costs as of December 31, 1995 (hereinafter referred to as the "Pre-Op Charge")).

        (g) No Adverse Change. Since November 30, 1995, there has occurred no event which would have a Material Adverse Effect on Borrower or HRS (other than the Pre-Op Charge).

        (h) Litigation. Except as disclosed on Exhibit 4.1(h) hereof, no claims, litigation, arbitration proceedings or governmental proceedings are pending or threatened against or are affecting Borrower or its Subsidiaries, the results of which, if decided adversely to Borrower or any of its Subsidiaries, would have a Material Adverse Effect on Borrower or HRS.

        (i) Taxes. All federal, state and local tax returns required by law to be filed by Borrower have been properly prepared and filed, and all taxes shown thereon to be due, including interest and penalties, have been made, except for such taxes as are being contested by Borrower in good faith and by appropriate proceedings.


                                   ARTICLE V
                             AFFIRMATIVE COVENANTS

        From the date of this Agreement and thereafter until the Loan Amount, and all interest thereon, is paid in full, and unless Lender shall otherwise consent in writing:


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

Section 5.1   Financial Statements and Other Reports.

        Borrower shall furnish or cause to be furnished to Lender:

        (a) Annual Audit Report. Within 90 days after each fiscal year of Borrower, a copy of the annual audited consolidated financial statements of Borrower prepared in conformity with GAAP and certified by KPMG Peat Marwick or another independent certified public accountant who shall be reasonably satisfactory to Lender;

        (b) Quarterly Financial Statements. Within 45 days after each quarter (except the last quarter) of each fiscal year of Borrower, a copy of the unaudited consolidated financial statements of Borrower, prepared in the same manner as the financial statements referred to in preceding clause (a) hereof except that certain footnotes and other financial information may be omitted in accordance with Borrower's current practices, and consisting of at least a balance sheet as of the close of such quarter and statements of operations and cashflows for such quarter and for the period from the beginning of such fiscal year to the close of such quarter;

        (c) Requested Information. Promptly from time to time, such other reports or information regarding Borrower's financial condition as the Lender may reasonably request.

Section 5.2   Notices.

        Borrower shall notify the Lender in writing of any of the following immediately upon learning of the occurrence thereof, describing the same and, if applicable, the steps being taken with respect thereto:

        (a) Default. The occurrence of an Event of Default or Unmatured Event of Default;

        (b) Litigation. The institution of any litigation, arbitration proceeding or governmental proceeding which is reasonably expected to have a Material Adverse Effect on the Borrower;

        (c) Material Adverse Change. The occurrence of a material adverse change in the business, operations or financial condition of Borrower or HRS; or

        (d) Other Events. The occurrence of such other events as the Lender may from time to time reasonably specify regarding the financial condition of Borrower and its Subsidiaries, taken as a whole.

Section 5.3   Existence.

        Borrower shall, and shall cause HRS to, maintain and preserve, their respective existences as corporations, and all rights, privileges, licenses, patents, patent rights, copyrights, trademarks, tradenames, and other authority to the extent material and necessary for the conduct of their respective businesses in the ordinary course as conducted from time to time.

Section 5.4   Nature of Business.

        Borrower and its Subsidiaries shall engage in substantially the same fields of business they are engaged in on the date hereof.

Section 5.5   Books, Records and Access.

        Borrower shall maintain, and cause its Subsidiaries to maintain, complete and accurate books and records in which full and correct entries in conformance with GAAP shall be made of all dealings and transactions in relation to their respective businesses and activities. Within 15 days after receiving written notice from Lender, Borrower shall permit, and cause its Subsidiaries to permit, reasonable access by the Lender to the books and records of Borrower and its Subsidiaries during normal business hours and permit, and cause its Subsidiaries to permit, the Lender to make reasonable copies of such books and records.

Section 5.6   Insurance.

        Borrower shall maintain, and cause its Subsidiaries to maintain, insurance to such extent and against such hazards and liabilities as is commonly maintained by companies similarly situated.

Section 5.7   Repair.

        Borrower shall maintain, preserve and keep, and cause its Subsidiaries to maintain, preserve and keep, their respective properties in good repair, working order and condition, and from time to time make, and cause its Subsidiaries to make, all necessary and proper repairs, renewals, replacements, additions, betterments and improvements thereto so that at all times the efficiency thereof shall be fully preserved and maintained except for where the failure to comply with this Section 5.7, individually or in the aggregate, does not have a Material Adverse Effect on Borrower or HRS.

Section 5.8   Taxes.

        Borrower shall pay when due, all of its Taxes, unless and only to the extent that Borrower is contesting such Taxes in good faith and by appropriate proceedings and Borrower has set aside in its books such reserves or other appropriate provisions therefor as may be required by GAAP.

Section 5.9   Compliance.

        Borrower shall comply, and shall cause its Subsidiaries to comply, with all statutes and governmental rules and regulations applicable to them, except where the failure to comply with this Section 5.9, individually or in the aggregate, does not have a Material Adverse Effect on the business, financial condition, or operations of Borrower.

Section 5.10  Ownership of HRS.

        From the Closing Date and thereafter until the Loan Amount, and all interest thereon, is paid in full, Borrower shall continue to own, directly or indirectly, all of the capital stock of HRS free and clear of all Liens, claims or encumbrances except for Liens, claims or encumbrances arising out of this Agreement or the Loan Documents.


                                   ARTICLE VI
                               NEGATIVE COVENANTS

        From the date of this Agreement and thereafter until the Loan Amount, and all interest thereon, is paid in full, and unless Lender shall otherwise consent in writing:

Section 6.1   Liquidation, Merger or Sale

        Borrower shall not, and shall not permit HRS, to:

        (a) liquidate or dissolve itself (or suffer any liquidation or dissolution) or otherwise windup its affairs;

        (b) sell, lease, abandon, transfer or otherwise dispose of all or substantially all its assets;

        (c) be party to any merger or consolidation, unless after giving effect thereto, no Event of Default or Unmatured Event of Default has occurred and is continuing and (i) it is the surviving entity thereto or (ii) in the case of Borrower, such merger is with a wholly-owned subsidiary of Borrower for the purpose of reincorporating the Borrower in another state or (iii) in the case of Borrower, the holders of the voting capital stock of the Company prior to such merger or consolidation are the holders of at least 51% of the voting power of the outstanding voting capital stock of the surviving entity immediately following such transaction.

Section 6.2   Restrictive Payments

        Borrower shall not permit HRS to purchase or redeem any shares of its stock or declare or pay any dividends thereon (other than dividends payable in shares of HRS) (i) if any Event of Default or Unmatured Event of Default has occurred and is continuing or (ii) in an aggregate amount that is greater than fifty percent (50%) of HRS's Net Income earned subsequent to the date of this Agreement. Borrower shall not purchase or redeem any shares of its stock or declare of pay any dividends thereon (other than dividends payable in shares of Borrower) (i) if any Event of Default or Unmatured Event of Default has occurred and is


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

continuing or (ii) in an aggregate amount that is greater than fifty percent (50%) of Borrower's Net Income earned subsequent to the date of this Agreement.

Section 6.3   Indebtedness.

        Borrower shall not permit HRS and its Subsidiaries to incur or permit to exist any HRS Indebtedness, except:

        (a) Indebtedness under the terms of this Agreement or approved in writing by the Lender;

        (b) Indebtedness hereafter incurred in connection with the Liens permitted by Section 6.4 (provided, however, with respect to the Liens permitted by Section 6.4(a) such Indebtedness shall not exceed the fair market value of the property acquired with such Indebtedness);

        (c) Other Indebtedness outstanding on the date hereof and listed on Exhibit D and any refundings or reborrowings of such Indebtedness so long as the respective outstanding amounts of such Indebtedness do not exceed the respective amounts set forth on Exhibit D;

        (d) Other Indebtedness of HRS not exceeding, in the aggregate, $2,000,000.00 (excluding Capitalized Leases) at any time outstanding;

        (e) Indebtedness secured by the properties set forth on Exhibit E (the "Unencumbered Properties"), provided that the net loan proceeds of any such Indebtedness is first used to prepay any principal (together with any accrued interest thereon) outstanding on the Tranche A Loan at the time such Indebtedness is incurred, provided, however, that such Indebtedness shall not exceed the fair market value of the Unencumbered Properties.

Section 6.4   Liens.

        Borrower shall not permit HRS to create or permit to exist any Lien with respect to any property, accounts, equipment or inventory of HRS and its Subsidiaries, now owned or hereafter acquired, except:

        (a) Liens in connection with the acquisition and development of assisted living and specialty care facilities, including all real and personal property associated therewith, after the date hereof by way of purchase money mortgage or security agreement, conditional sale or other title retention agreement, Capitalized Lease or other deferred payment contract, and attaching only to the property being acquired;

        (b) Liens for current Taxes not delinquent or Taxes being contested in good faith and by appropriate proceedings as to which such reserves or other appropriate provisions as may be required by GAAP are being maintained;

        (c) Carriers', warehousemen's, mechanics', material-men's, repairmen's, and other like statutory Liens arising in the ordinary course of business securing obligations which are not overdue for a period of more than thirty days or which are being contested in good faith and by appropriate proceedings and as to which such reserves or other appropriate provisions as may be required by GAAP are being maintained;

        (d) Pledges or deposits in connection with state and local licensing and regulatory requirements, workers' compensation, unemployment insurance and other social security legislation;

        (e) Deposits to secure the performance of bids, trade contracts, leases, statutory obligations and other obligations of a like nature incurred in the ordinary course of business;

        (f)   Liens in favor of Lender;

        (g) Liens created to secure the Indebtedness referenced in Sections 6.3(c) or 6.3(e).


                                  ARTICLE VII
                          EVENTS OF DEFAULT & REMEDIES

Section 7.1   Events of Default.

        Each of the following shall constitute an Event of Default under this
Agreement:

        (a) Non-payment. Borrower shall default in the payment when due of any principal of, or interest on, the Tranche A Loan or the Tranche B Loan, and such default shall not be cured within three (3) Business Days following notice thereof from Lender.

        (b) Insolvency. Borrower becomes insolvent, or generally fails to pay, or admits in writing its inability to pay, its debts as they mature, or applies for, consents to, or acquiesces in, the appointment of a trustee, receiver or other custodian for Borrower or for a substantial part of the property of Borrower, or makes a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for Borrower or for a substantial part of the property of the Borrower and is not discharged within sixty days; or any bankruptcy, reorganization, debt arrangement or other proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is instituted by or against Borrower and, if instituted against Borrower, is consented to or acquiesced in by Borrower or remains for sixty days undismissed; or any warrant of attachment or similarly legal process is issued against any substantial part of the property of Borrower which is not released within sixty days of service.

        (c) Representations and Warranties. Any representation or warranty made under this Agreement or any statement in any certificate given by Borrower hereunder shall be untrue, incorrect or misleading in any material respect when made or given.

        (d) Covenants. Borrower shall default in the performance or observance of any covenant set forth in Article V or Article VI hereof and, with respect to any covenant set forth in Section 5.1, 5.2, 5.5, 5.6, 5.7 or 5.8, such default shall not be cured within thirty (30) days following notice thereof from Lender to Borrower.

        (e)   There is an event of default under the Loan Documents.

        (f) Other Obligations. If, subject to any applicable grace period, Borrower (i) fails to pay any indebtedness or other obligations, direct or indirect, for borrowed money in an amount in excess of $250,000.00 (other than as evidenced by this Agreement or the Notes) owing by Borrower when due, whether at maturity, by acceleration or otherwise, or (ii) fails to perform any term, covenant or agreement on its part to be performed under any agreement or instrument (other than this Agreement or under the Loan Documents) evidencing or securing or relating to such indebtedness or other obligations, when required to be performed, and if as the result of such failure the maturity date of such indebtedness or other obligations has been accelerated.

        (g) Judgments. If Borrower fails to satisfy or stay the execution by appropriate proceedings of any judgment rendered against it or any Subsidiary of Borrower in excess of $250,000.

Section 7.2   Remedies.

        If an Event of Default shall have occurred and shall be continuing, Lender shall have the right at its option, and in its sole discretion, to declare all amounts outstanding under the Notes and this Agreement to be immediately due and payable (except that if an event described in Section 7.1(b) occurs, all amounts outstanding under the Notes and this Agreement shall automatically become immediately due and payable). Lender shall promptly advise Borrower, in writing, of any such declaration, but failure to do so shall not impair the effect of such declaration. Lender shall also be entitled to exercise any and all remedies available to it, at law or equity.

                                  ARTICLE VIII
                                 MISCELLANEOUS

Section 8.1   Waiver and Amendments.

        No failure or delay on the part of Lender in the exercise of any power or right, and no course of dealing between Borrower and Lender, shall operate as a waiver of such power or right, nor shall any single or partial exercise of any power or right preclude other or further exercise thereof or the exercise of any other power or right. Remedies provided for herein are cumulative and not exclusive of any remedies which may be available to the Lender at law or in equity. No notice to or demand on the Borrower required hereunder or under the Notes shall in any event entitle Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of Lender to any other or further action and any circumstances without notice or demand. No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement or the Notes shall in any event be effective unless the same shall be in writing and signed and delivered by Lender. Any waiver of any provision of this Agreement or the Notes, and any consent to any departure by Borrower from the terms of any provision of this Agreement or the Notes, shall be effective only in the specific instance and for the specific purpose for which given.

Section 8.2   Notices

        All notices and other communications required or permitted under this Agreement shall be in writing and, if mailed by prepaid first-class mail, or certified mail, return receipt requested, shall be deemed to have been received on the earlier of the date shown on the receipt or three (3) Business Days after the post-mark date thereof and, if by telecopy, shall be followed forthwith by letter and shall be deemed to have been received on the next Business Day following dispatch and acknowledgment of receipt by the recipient's telecopier machine. In addition, notices hereunder may be delivered by hand in which event the notice shall be deemed effective when delivered or by overnight courier, in which event the Notice shall be deemed delivered the day after it is accepted by the courier for next day delivery. All notices and other communications under this Agreement shall be given to the parties hereto at the following addresses:

        (i)   If to Borrower:

                   Alternative Living Services, Inc.
                   184 Shuman Boulevard
                   Suite 200
                   Naperville, Illinois 60563
                   Attn: Chairman

                   With a copy to:

                   Alternative Living Services, Inc.
                   450 N. Sunnyslope Road
                   Suite 300
                   Brookfield, Wisconsin 83005
                   Attn: President
                   and a copy to:

                   Rogers & Hardin
                   229 Peachtree Street, N.E.
                   2700 Cain Tower
                   Atlanta, Georgia 30303
                   Attn: Alan C. Leet, Esq.

        (ii)  If to Lender:

                   RDV Capital Management L.P.
                   c/o RDV Corporation
                   500 Penn Plaza Building
                   126 Ottawa Avenue, N.W.
                   Grand Rapids, Michigan 49503
                   Attn: Jerry Turbergen

                   With a copy to:

                   Hecht & Lentz
                   333 Bridgestreet, N.W.
                   Suite 330
                   Grand Rapids, Michigan 49504
                   Attn: David M. Hecht, Esq.

        Any party hereto may change the address to which notices shall be directed under this Section by giving written notice of such change to the other parties.

Section 8.3   Severability.

        Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction, shall as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 8.4   Governing Law.

        This Agreement shall be construed under and governed by the laws of the state of Michigan.

Section 8.5   Successors and Assigns.

        This Agreement shall be binding upon Borrower and Lender and their respective successors and assigns, and shall inure to the benefit of Borrower and Lender and their successors and assigns. Neither Borrower nor Lender shall assign its rights or duties hereunder without the consent of the other party.

Section 8.6   Headings.

        Headings used in this Agreement are for convenience only and shall not be used in connection with the interpretation of any provision hereof.

Section 8.7   Counterparts.

        This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such separate counterparts shall together constitute one and the same instrument.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by the undersigned thereunto duly authorized as of the date first written above.

                        ALTERNATIVE LIVING SERVICES, INC.


                        By:  /s/ John W. Kneen
                             ------------------------------------------------
                             Title: Vice President


                        RDV CAPITAL MANAGEMENT L.P., a Delaware
                        Limited Partnership

                        By:  RDV Corporation, a Michigan corporation
                        Its: General Partner


                        By:  /s/ Jerry Tubergen
                             ------------------------------------------------
                             Jerry Tubergen
                             Title: President